Morgan Stanley transition to Fidelity

On October 3, 2016, U.S. Bancorp will transition stock plan administrative services from Morgan Stanley to Fidelity Stock Plan Services (Fidelity).

What is being transferred to Fidelity?
Your U.S. Bancorp restricted stock units and, if applicable, outstanding and unexercised stock options will transition to Fidelity.

Activating and accessing your Fidelity account
Prior to the transition, we will arrange a time for a member of the Executive Services Team at Fidelity to work with you to activate and access your Fidelity account, as well as to complete all paperwork that is required of you as a director.

Blackout period for stock options
For Fidelity to complete the account migration process, there will be a blackout period during which no stock option exercises will be permitted. The blackout period will begin before market open on Monday, September 26, and will end after market close on Friday, September 30. (Note that you would not be able to exercise options during that time anyway because the window for trading in U.S. Bancorp securities will not be open during this administrative blackout.)

Morgan Stanley StockPlan Connect account access
Information about transactions, such as stock option exercises, that have taken place on the Morgan Stanley system will not migrate to the Fidelity system. You may continue to access your Morgan Stanley StockPlan Connect account history online through April 30, 2017. Beginning May 1, 2017, you must call Morgan Stanley to request account history information.

You do not need to take any action at this time. We will continue to share communications related to the transition over the next several weeks. If you have questions, please contact me.

Thank you,

Karen A. Bulman
U.S. Bank Equity Administration

800 Nicollet Mall
Minneapolis, MN 55402
651.325.0390